Exhibit 99.1

To: Stockholders of Idaho North Resources

As a valued stockholder of Idaho North Resources I would like to thank you for your support and take a moment to explain our situation as a precious metals exploration company and the state of the industry in general.

The mining and commodities industries are experiencing the most severe downturn that I have seen in my 35 years in the business. We are familiar with the ups and downs of metal prices but this has been an extreme downturn with a severe lack of funding for exploration.  This has been especially hard on the junior exploration/mining sector due to the lack of adequate funds and support from financial institutions and investors.

We at Idaho North Resources have responded by severely reducing our expenses and cutting back on any non-essential activity. We will continue to do necessary upkeep on our properties and maintain our business alliance with Coeur. We are aggressively encouraging Coeur to further the Klondike property by conducting a drilling program next year.

We will also look for similar business alliances and other creative strategies to develop our properties without spending undue amounts of our money. While maintaining our status, we will also be seeking opportunities to acquire high quality properties or partnerships that come available.
Our exploration focus and experience is in areas of Nevada that have been responsible for many of the largest precious metals deposits in the world. Our partnership with Coeur Mining will give us a dominant position among the junior explorers-join us for what should prove to be an exciting investing adventure.

Thanks again for your loyal support of Idaho North Resources and please feel free to contact me at any time if you have questions or would like more information about the Company.

Metal prices have always rebounded and we want be prepared to take advantage of the rush back to these precious commodities.

Lane Griffin
President, CEO, and Chairman of the Board
Idaho North Resources (IDAH)
 (206)-790-3346